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SUB DEBT PARTNERS CORP.
  30 ROCKEFELLER PLAZA
  NEW YORK, NY  10020


  TELEPHONE (212) 332-5880

                                    December 20, 1995

REGISTERED MAIL -
RETURN RECEIPT REQUESTED

Chemical Bank
450 West 33rd Street, 15th Floor
New York, NY  10001

Attention:  Daniel Brown - Vice President
              Corporate Trust Administration

      RE:   PRD Stripped Convertible Trust 1992-I -- Exercise of
            Registration Rights with Respect to the Debentures and underlying Common Stock

Dear Sir:

      Pursuant to Section 8.10 of the Trust Agreement dated as of November 20, 1992 and relating to the captioned Trust (the "Agreement"), the undersigned, the Tax Partner referred to in the Agreement, hereby instructs you as Trustee under the Trust to execute and deliver promptly to the Issuer (both by registered mail and facsimile at 617-386-2800) the attached instructions with respect to the registration of the offer and sale of the Debentures and the Common Stock issuable upon conversion of the Debentures. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Agreement.

      Please contact either Alan Colner at 332-5818 or Stewart M. Robertson of Sullivan & Cromwell at 558-4964 with any questions.

                                    Very truly yours,

                                    SUB DEBT PARTNERS CORP.



                                    By:  /s/ Lester Pollack
                                          President
(Enclosure)